Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into as of the 1st day of August, 2003, by and between Special Equipment Manufacturing, Inc. (“Purchaser”), and Equipment Specialties, Inc. (“Seller”) with reference to the following circumstances:

A. Seller has been engaged in the manufacturing of certain equipment used in the oil and gas well completion industry (the “Business”) and the products manufactured by Seller generally enjoy a good reputation within the oil and gas well completion industry;

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, assets of Seller used in connection with the operation of Seller’s Business; and
C. Purchaser and Seller desire to effect such acquisition upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. Purchase and Sale of Assets.

1.01 Agreement to Sell and Purchase. On the terms and subject to the conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, at the Closing (as hereinafter defined), the following assets of Seller (collectively, “Purchased Assets”):

(a) Fixed Assets. Fixed assets as listed in Appendix A.

(b) Work In Process. The work in Process defined in Appendix B, calculated as costs-deposits-assumed payables.

(c) Warranties. Buyer will assume warranties on Work in Process as listed in Appendix C. Seller will pay for authorized warranty work as outlined in Appendix D.

(d) Work Force. Selected members of Seller’s assembled work force in place (the “Work Force”) will be assumed by the buyer on August 1, 2003, at the pay rates outlined in Appendix E;

(e) Intellectual Property. Seller will execute an exclusive royalty agreement to sell the buyers intellectual property as outlined in Appendix F.

(f) Sub-lease. Buyer will execute the sublease agreement with Seller of property leased by Equipment Specialties as outlined in Appendix G.

(g) Business Records. All of Seller’s business books and records, operating systems and other information base (the “Business Records”);

(h) Know-How. All of the Seller’s processes, formulas, designs, know-how and any other type or kind of proprietary information related to the Seller’s Business in any form whatsoever (the “Know-How”).

The Purchased Assets shall be conveyed to Purchaser free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly assumed by Purchaser hereunder.

1.02 Definition of “Intellectual Property”. As used herein, “Intellectual Property” means all domestic or foreign letters patent (including any reissue or re-examination thereof), patent applications (including any continuation, division, renewal or substitute thereof), patent licenses, inventions, software licenses other than licenses which are readily available for purchase by the general public, are subject to a nonexclusive license, and have not been substantially modified, know-how licenses, trade names, trademark registrations and applications, service mark registrations and applications, common law trademarks and service marks, copyrights, copyright registrations and applications, trade secrets, technical knowledge, know-how or other confidential proprietary information capable of being set forth in Appendix F which is owned or used by Seller in its Business.

1.03 Excluded Assets . All assets owned or leased by Seller, whether or not used in or which relate to the Business and which are not included in the Purchased Assets, shall be deemed excluded assets (the “Excluded Assets”), including, but not limited to certain inventory, accounts receivable, physical equipment, intangible assets not included in the Purchased Assets, including goodwill.

1.04 Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by the Seller to Purchaser, Purchaser agrees to pay Seller a total purchase price of Two Hundred Twenty Five Thousand dollars ($225,000) (“Purchase Price”) with the amounts payable as follows:

a) Sixty Thousand Dollars ($60,000) by cashiers check or by wire transfer to an account specified by Seller at closing;

b) Seller assumes $88,425 in payables as outlined in Appendix B (p. B-4). Buyer will provide evidence from the supplier that transfers the payables from the Seller to the Buyer. If debt is not transferred, Buyer will pay debt through Seller.

c) Buyer provides 3 monthly payments in the amount of $25,525 for a total $76,575 each payment due and payable on September 31, 2003, October 31, 2003 and November 30, 2003. An interest rate of 6% per annum will be applied to all balances that extend beyond the due date. Final payment may be adjusted subject to mutual approval of Work in Process and any inventory that is agreed upon.

1.05 No Assumption of Liabilities. It is understood and agreed between the parties that Purchaser is not assuming and shall not be liable or responsible for any Liability (as hereinafter defined) of Seller. As used herein, the term “Liability” means any liability arising out of or relating to any of the Purchased Assets (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

1.06 Employees. Purchaser may, in its sole discretion, offer employment to certain employees of Seller, at agreed compensation and with such other employee benefits as may be available from time to time under the various employee benefit plans of Purchaser, to the extent each such employee is eligible under the terms of such plans. Seller will provide medical and dental insurance for the transferred employees that were previously insured by the Seller for a period of up to 60 days while Buyer acquires insurance. Seller will invoice Buyer for the time period Seller insures transferred employees but no more than 60 days.

1.07 No Interference. Following the Closing, Purchaser shall have exclusive rights to and ownership of the Purchased Assets and Seller and Shareholders covenant and agree that they shall have no right to, and shall not, direct or interfere with Purchaser’s use of the Purchased Assets.

2. Representations and Warranties by Seller and Shareholders. Seller and Shareholders jointly and severally represent and warrant to Purchaser, as follows:

2.01 Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma. Seller has all requisite corporate power and authority, permits, licenses and approvals required to conduct its business and is entitled to operate the business as it is now being operated and to own or lease its assets as now being owned or leased.

2.02 Execution, Delivery and Performance of Purchase Agreement; Authority. Neither the execution, delivery nor performance of this Purchase Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to (i) any provision of Seller’s certificate of incorporation or bylaws; (ii) any provision of any material agreement to which Seller is a party or by which Seller or any of the Purchased Assets are bound; (iii) any law or regulation by which Seller or any of the Purchased Assets are bound; (iv) any decree, injunction, judgment or order by which either Seller or any of the Purchased Assets are bound; or (v) any other governmental restriction by which either Seller or the Purchased Assets are bound. Seller does not need to give any notice to, or make any filing with, or obtain the approval or consent of any government or governmental agency prior to the Closing to consummate the transaction contemplated herein.

Seller has the full power and authority (including all legal power and authority) to execute and to deliver this Purchase Agreement and to perform its obligations hereunder and all corporate proceedings required to be taken to duly authorize the execution, delivery and performance of this Purchase Agreement by Seller have been or, on or prior to Closing, will be properly taken.

2.03 Valid and Binding Obligation. This Purchase Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

2.04 Title to Purchased Assets. Seller has and shall deliver to Purchaser good and marketable title to all of the Purchased Assets free and clear of any mortgage, pledge, lien, security interest, encumbrance, restriction, lease or adverse claim of any nature whatsoever.

2.05 Intellectual Property; Other Purchased Assets. Appendix F contains a complete and accurate list of all of the Intellectual Property. Except as set forth in Schedule 2.05: (i) Seller owns royalty free the entire right, title and interest in and to the Intellectual Property and the other Purchased Assets (including, without limitation, the right to use and license the same); (ii) there are no pending or threatened actions of any nature affecting the Intellectual Property or the other Purchased Assets; (iii) Seller is not aware of any facts or information that would adversely affect the validity or enforceability of the rights in the Intellectual Property or the other Purchased Assets; and (iv) Seller will assist Buyer as reasonably required to execute any additional documents necessary to perfect the transfer of the rights in the Intellectual Property or the other Purchased Assets performed hereunder.

3. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma, and has full corporate power and authority to: (i) enter into this Purchase Agreement and the related agreements referred to herein; (ii) carry out the transactions contemplated by this Purchase Agreement; (iii) carry on its business as now being conducted; and (iv) own, lease or operate its properties.

3.02 Execution, Delivery and Performance of Purchase Agreement. Neither the execution, delivery or performance of this Purchase Agreement by Purchaser will, with or without the giving of notice or the passage of time or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any claim, any lien or any encumbrance pursuant to: (i) the certificate of incorporation or bylaws (each as presently in effect) of Purchaser, (ii) any material agreement to which the Purchaser is a party or by which the Purchaser is bound, (iii) to the knowledge of Purchaser after reasonable inquiry, any law or any regulation by which the Purchaser is bound, (iv) any decree, injunction, judgment or order by which the Purchaser is bound, or (v) to the knowledge of Purchaser after reasonable inquiry, any other governmental restriction by which Purchaser is bound. To the knowledge of Purchaser, it does not need to give any notice to, or make any filing with, or obtain the approval or consent of any government or governmental agency prior to the Closing to consummate the transaction contemplated herein.

Purchaser has the full power and authority to execute and deliver this Purchase Agreement and to perform its obligations hereunder. All proceedings required to be taken to duly authorize the execution, delivery and performance of this Purchase Agreement by Purchaser have been, or on or prior to Closing will be, properly taken.

3.03 Valid and Binding Obligation. This Purchase Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4. Conditions Precedent to Purchaser’s Obligations. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert its best efforts to cause each such condition to be so fulfilled:

4.01 Representations and Warranties. All representations and warranties of Seller and Shareholders contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.

4.02 Covenants, Agreements and Obligations. All covenants, agreements and obligations required by the terms of this Purchase Agreement to be performed by Seller and Shareholders at or before the Closing shall have been duly and properly performed in all material respects.

4.03 No Material Adverse Change. Since the date of this Purchase Agreement there shall not have occurred any material adverse change in the Business or the condition (financial or otherwise), business, properties, assets or prospects of Seller.

4.04 No Action or Proceedings. No action or proceeding shall have been instituted or, to the knowledge of Purchaser, threatened for the purpose of or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Purchase Agreement.

4.05 Closing Deliveries. Seller shall have delivered all of its closing deliveries as set forth in Section 7.02.

5. Conditions Precedent to Seller’s Obligations. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

5.01 Representations and Warranties. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

5.02 Obligations. All obligations required by the terms of this Purchase Agreement to be performed by Purchaser at or before the Closing shall have been and properly performed in all material respects.

5.03 No Action or Proceedings. No action or proceeding shall have been instituted or, to the knowledge of Seller, threatened for the purpose of or with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Purchase Agreement.

5.04 Closing Deliveries. Purchaser shall have delivered its closing deliveries as set forth in Section 7.03.

6. Purchase Price Reasonable. Purchaser hereby acknowledges and agrees that it has had the opportunity to conduct its own investigation and valuation of the Purchased Assets and Purchaser, Seller and Shareholders agree that the Purchase Price represents a reasonable and fair amount to be paid to Seller for the Purchased Assets.

7. Closing; Closing Date. The closing of the transactions contemplated by this Purchase Agreement (the “Closing”) shall take place at the offices of Equipment Specialties on or before August 1, 2003, or as soon thereafter as all of the conditions precedent set forth herein have been satisfied or waived or on such date as the Parties shall otherwise agree (the “Closing Date”).

7.01 Seller's Deliveries at Closing. At the Closing, Seller will deliver to Purchaser:

(a) Bill of Sale. A Bill of Sale duly executed by Seller for the respective Purchased Assets substantially in the form attached hereto as Exhibit 7.02(a);

(b) Other Transfer Documents. Such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser, as shall be effective to vest in Purchaser good and marketable title to the Purchased Assets; and,

(c) Lien Releases. Documents showing the release of any and all security interests and liens on any of the Purchased Assets, in forms acceptable to Purchaser.

7.02 Purchaser's Deliveries at Closing. At the Closing, Purchaser will deliver to Seller the Purchase Price.

7.03 Further Assurances. At any time and from time to time after the Closing, at Purchaser’s request and without additional consideration, Seller and Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to all of the Purchased Assets to put Purchaser in actual exclusive possession and exclusive operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

8. No Warranties.

8.01 Disclaimer of Warranties. Except for the express representations and warranties contained in this Agreement, Seller makes no representations, express or implied, of any kind whatsoever with respect to the condition or quality of the Purchased Assets, or with respect to their merchantability or a fitness for a particular purpose. The Purchased Assets shall be transferred to the Purchaser on an “as is”, “where is”basis.

9. Indemnification.

9.01 Obligation of Seller and Shareholders to Indemnify. Seller and Shareholders shall indemnify and hold Purchaser harmless from, against and in respect of (i) any and all liabilities, obligations, debts, claims, losses and deficiencies (hereinafter collectively referred to as the “Damages”) incurred by Purchaser, resulting from the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Purchase Agreement, and (ii) any and all actions, suits, proceedings, demands, assessments, judgments, damages, costs and expenses, including reasonable attorney’s fees, and all other damages incident to any of the foregoing.

9.02 Obligation of Purchaser to Indemnify. Purchaser shall indemnify and hold Seller harmless, from, against and in respect of (i) any and all Damages incurred by Seller, resulting from the breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Purchase Agreement and (ii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys fees, and all other damages incident to the foregoing. The indemnification provided in this paragraph 9.02 shall be in addition to such other indemnification as is set forth and provided for in that certain letter agreement of even date by and between Buyer and Sellers.

10. General.

10.01 Payment by Defaulting Party. In the event that any party (the “Defaulting Party”) defaults in his or its obligations under this Purchase Agreement and, as a result thereof, the other party (“Non-Defaulting Party”) seeks to legally enforce his or its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys’ fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

10.02 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(a) Purchaser: Special Equipment Manufacturing, Inc. 3600 S. 13th St OK 73533 Facsimile No.: (580) 252-4227 Attention: John Callihan, President

(b) Sellers: Mark Kehnemund Equipment Specialties, Inc. 7030 Empire Central Houston, TX 77040 Facsimile No.: (713) 466-8386

With a Copy to:

10.03 Integration; Amendment. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Purchase Agreement signed by all of the parties hereto.

10.04 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.05 Binding Effect. This Purchase Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

10.06 Captions. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

10.07 Counterparts. This Purchase Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

10.08 Governing Law. This Purchase Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Oklahoma applicable to contracts made and to be performed therein, without reference to its conflict of laws provisions.

10.09 Taxes. The Parties acknowledge that no sales taxes are payable by reason of the transfer of the Purchased Assets contemplated under this Purchase Agreement.

10.10 Certain Tax Reports. If required, the Parties agree to file reports and information returns as required by Section 1060 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

SELLER: Equipment Specialties, Inc. By: /s/ Mark Kehnemund ————————————————— Mark Kehnemund Chief Operating Officer

PURCHASER: Special Equipment Manufacturing, Inc. By: /s/ John Callihan ————————————————— John Callihan President

Executed this 11th day of August, 2003.

EXHIBITS:

7.02(a) — Form of Bill of Sale

Form of Bill of Sale

BILL OF SALE

This Bill of Sale is made and entered into as of the 1st day of August, 2003 by Equipment Specialties, Inc., an Oklahoma corporation (“Seller”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller hereby sells, transfers, conveys, assigns and delivers to Special Equipment Manufacturing, Inc., certain property of the Seller used or generated by Seller in the operation of its manufacturing business which assets are described as the Purchased Assets in the Asset Purchase Agreement between the parties dated the 11th day of August, 2003 free and clear of all liens, claims, charges and encumbrances.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the 11th day of August, 2003.

SELLER: By: /s/ Mark Kehnemund ————————————————— Mark Kehnemund Equipment Specialties, Inc. Chief Operating Officer